EXHIBIT 99.1

Shenandoah Telecommunications Company Announces Dividend and Share Repurchase Program

EDINBURG, Va., Oct. 30, 2019 (GLOBE NEWSWIRE) -- The Board of Directors of Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) declared a cash dividend of $0.29 per share and authorized a share repurchase program, under which the Company may purchase up to an aggregate of $80 million of its outstanding common stock.

The dividend is an increase of $0.02 per share or 7.4% over the 2018 dividend.  The dividend will be payable December 2, 2019, to shareholders of record as of the close of business on November 14, 2019.  The Company has paid an annual dividend for 59 consecutive years and has increased the dividend in each of the past seven years.

The share repurchase program will become effective November 4, 2019 and is expected to be executed over the next twelve months.  Shares may be purchased from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, privately negotiated transactions, or other means.  The share repurchase program may be suspended, discontinued or terminated at any time at the Company’s discretion.

“Our track record of paying and increasing our dividend along with the adoption of the share repurchase program demonstrates our confidence in the strong cash flow generation of our businesses,” said President and CEO Christopher E. French.  “We will continue to invest in the long-term growth of our business segments while returning capital to our shareholders.”

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, North Carolina, Kentucky, and Ohio. For more information, please visit www.shentel.com.

For further information, please contact Jim Volk, Senior Vice President-Finance and Chief Financial Officer, at 540-984-5168.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.